Exhibit 99.1

July 8, 2009

[Name]
[Address]
[City, State, Zip]

RE: Notice of Annual Report and Date of 2009 Annual Stockholder Meeting

Dear Stockholder,

Desert Capital REIT: CHALLENGE | ENDURE | OVERCOME.

With real estate owned property now comprising over 90% of our portfolio, we have been challenged by depressed market values, however we continue to endure by preserving portfolio assets in an effort to allow them to regain value, while keeping operating costs low so that we may overcome the current economic challenges through portfolio resolution strategies that we believe are in the best interest of our stockholders.

The 2008 Annual Report for Desert Capital REIT, including information required by the North American Securities Administrators Association, is now available online at www.desertcapitalreit.com/annualreport2008.html. You may also request that a printed version of the Annual Report be mailed to you free of charge by calling 1-800-419-2855.

I encourage you to mark your calendars to attend the 2009 Annual Stockholder Meeting on Wednesday, September 9th, 2009 at Sunset Station Hotel & Casino in Henderson, Nevada.  A proxy statement describing the business to be conducted at the annual meeting will be mailed to stockholders in the near future.  As our practice has been, upon the conclusion of the annual meeting, we will have a question and answer session that will provide stockholders with the opportunity to ask questions of management related to Desert Capital REIT.

We appreciate your continued support and confidence as we navigate through this challenging economic environment.

Sincerely,
/s/Todd Parriott
Todd Parriott
CEO and Chairman of the Board